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                                                                    EXHIBIT 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To Vineyard National Bancorp:


We consent to the reference to our firm under the caption "Experts" in the Registration Statement of Form S-2, amendments #1 & #2, and the related Prospectus of Vineyard National Bancorp (the "Company") for the registration of $3,750,000 aggregate principal amount of 10% Convertible Subordinated Debentures due June 30, 2008 (the "Debentures") of the Company and to the incorporation by reference therein of our report dated March 2, 2001 with respect to the consolidated financial statements of the Company included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

VAVRINEK, TRINE, DAY & CO., LLP
Rancho Cucamonga, California
February 22, 2002